Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2003 FINAL QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, reported 2003 earnings of $3,854,000, representing an increase of 14.3% over the $3,371,000 reported for the year 2002. Net interest income increased 7.8% during the year 2003 versus the year 2002 from $9,850,000 to $10,622,000. Restating the numbers to reflect the 12/1/03 stock split effected in the form of a dividend, diluted earnings per share increased $.26 or 11.9%, to $2.45 per share. In addition, 2003 dividends declared increased 6.1% over last year to $.87 per share.

The Company continued to experience growth during the year ended December 31, 2003. Total assets increased $23,352,000 or 8.3% to $304,304,000 with loans growing $32,248,000 or 17.2% when comparing 2003 to 2002 for a total portfolio of $219,609,000. Deposits increased $22,848,000 or 9.6% to $262,207,000. Return on average stockholders’ equity was 14.79% and return on average assets was 1.34% for 2003 as compared to 14.49% and 1.30% for the same period last year representing a 2.1% and 3.1% increase respectively.

Gary C. Beilman, Executive VP and CEO, stated, “The Fourth Quarter of 2003 was the culmination of a very busy year. We are proud to report that our growth, loan activity, asset-liability management, and cost control measures, all proved to be beneficial to strongly position us for the New Year. Our resolve is to prudently operate this financial institution to produce the best results possible for our customers, our shareholders and the community.”

Dimeco, Inc. is the holding company of The Dime Bank, serving Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and Trust and Investment Services. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc./ January 20, 2004

Contact: Deb Unflat Petroski, Marketing Officer (570) 253-6511 ext 715

January 2004

Dear Shareholders:

The fourth quarter of 2003 was the culmination of a very busy year for Dimeco, Inc. Deposits continued to build, amounting to $262.2 million at December 31, 2003, representing an increase of 9.55% from the previous year. Loan growth continued its strong pace with this asset category ending the quarter at $219.6 million, up 17.21% from the year earlier. Correspondingly, total assets amounted to $304.3 million, an increase of 8.31% over the same period a year ago.

We are proud to report that our growth, loan activity, asset-liability management, and cost control measures, all proved to be beneficial, as net income expanded to $3.9 million This performance resulted in the return on average assets of 1.34% and the return on average equity of 14.79%, both of which are very admirable when compared to peer financial institutions.

All of this translates to stockholders’ equity increasing to $27.3 million, growth of 11.37% during 2003. These numbers did not go unnoticed. The market value of Dimeco increased handsomely. Further, during the fourth quarter, your Board of Directors authorized a dividend in the form of a two-for-one stock split. All of this helped to push the market value to $45 per share, a significant increase of 104%.

The superb results of 2003 present a challenge for management to build upon. Our resolve is to prudently operate this financial institution to produce the best results possible for you, our shareholders. As always, your comments are welcome!

Sincerely,

Gary C. Beilman

Executive Vice President and

Chief Executive Officer

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (unaudited)

December 31, (in thousands)	2003	2002
Assets
Cash and due from banks	$7,493	$7,033
Interest-bearing deposits in other banks	947	16
Federal funds sold	1,770	181

Total cash and cash equivalents	10,210	7,230

Mortgage loans held for sale	654	1,195
Investment securities available for sale	64,357	78,880
Investment securities held to maturity (market value of $228 and $462)	197	426

Loans (net of unearned income of $741 and $746)	219,609	187,361
Less allowance for loan losses	3,014	2,818

Net loans	216,595	184,543

Premises and equipment	4,179	4,262
Accrued interest receivable	1,295	1,224
Other assets	6,817	3,192

TOTAL ASSETS	$304,304	$280,952

Liabilities
Deposits :
Noninterest-bearing	$29,523	$22,538
Interest-bearing	232,684	216,821

Total deposits	262,207	239,359

Short-term borrowings	11,800	8,928
Other borrowed funds	1,000	4,000
Accrued interest payable	678	842
Other liabilities	1,311	3,304

TOTAL LIABILITIES	276,996	256,433

Stockholders’ Equity
Common stock, $.50 par value; 3,000,000 shares authorized; 1,526,134 and 754,479 shares issued	763	377
Capital surplus	3,973	3,648
Retained earnings	22,038	19,908
Accumulated other comprehensive income	534	624
Treasury stock, at cost (879 shares)	—	(38)

TOTAL STOCKHOLDERS’ EQUITY	27,308	24,519

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$304,304	$280,952

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share) For the year ended December 31,	2003	2002
Interest Income
Interest and fees on loans	$12,864	$12,472
Interest-bearing deposits in other banks	1	34
Federal funds sold	30	81
Investment securities:
Taxable	2,131	2,571
Exempt from federal income tax	295	310

Total interest income	15,321	15,468

Interest Expense
Deposits	4,385	5,207
Short-term borrowings	112	143
Other borrowed funds	202	268

Total interest expense	4,699	5,618

Net Interest Income	10,622	9,850

Provision for loan losses	960	675

Net Interest Income, After Provision for Loan Losses	9,662	9,175

Noninterest Income
Services charges on deposit accounts	1,056	600
Mortgage loans held for sale gains, net	834	451
Investment securities gains	13	12
Other income	792	656

Total noninterest income	2,695	1,719

Noninterest Expense
Salaries and employee benefits	3,524	3,004
Occupancy expense, net	595	539
Furniture and equipment expense	448	469
Other expense	2,236	1,962

Total noninterest expense	6,803	5,974

Income before income taxes	5,554	4,920
Income taxes	1,700	1,549

NET INCOME	$3,854	3,371

Earnings per Share - basic	$2.54	$2.24

Earnings per Share - diluted	$2.45	$2.19

Average shares outstanding - basic	1,515,017	1,502,300
Average shares outstanding - diluted	1,574,595	1,542,636

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share) Performance for the year ended December 31,	2003		2002		% Increase (decrease)
Interest income	$15,321		$15,468		-0.95%
Interest expense	$4,699		$5,618		-16.36%
Net interest income	$10,622		$9,850		7.84%
Net income	$3,854		$3,371		14.33%

Shareholders’ Value (per share)
Net income - basic	$2.54		$2.24	*	13.39%
Net income - diluted	$2.45		$2.19	*	11.87%
Dividends	$0.87		$0.82	*	6.10%
Book value	$17.89		$16.25	*	10.09%
Market value	$45.00		$22.05	*	104.08%
Market value/book value ratio	251.54%		135.70%		85.36%
Price/earnings multiple	17.7	X	9.8	X	80.61%
Dividend yield	2.00%		3.90%		-48.72%

Financial Ratios
Return on average assets	1.34%		1.30%		3.08%
Return on average equity	14.79%		14.49%		2.07%
Shareholders’ equity/asset ratio	8.97%		8.73%		2.75%
Dividend payout ratio	35.51%		36.30%		-2.19%
Nonperforming assets/total assets	0.84%		0.43%		95.35%
Allowance for loan loss as a % of loans	1.37%		1.50%		-8.67%
Net charge-offs/average loans	0.37%		0.13%		184.62%
Allowance for loan loss/nonaccrual loans	127.46%		467.79%		-72.75%
Allowance for loan loss/non-performing loans	118.67%		236.38%		-49.80%

Financial Position at December 31,
Assets	$304,304		$280,952		8.31%
Loans	$219,609		$187,361		17.21%
Deposits	$262,207		$239,359		9.55%
Stockholders’ equity	$27,308		$24,519		11.37%

*	Restated to reflect 12/1/03 stock split effected in the form of a dividend